Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-281921) of Illumina, Inc.,
(2)Registration Statement (Form S-8 No. 333-270187) pertaining to the Amended and Restated 2015 Stock and Incentive Plan of Illumina, Inc., and
(3)Registration Statement (Form S-8 No. 333-206215) pertaining to the 2015 Stock and Incentive Plan of Illumina, Inc.;

of our reports dated February 11, 2026, with respect to the consolidated financial statements of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc. included in this Annual Report (Form 10-K) of Illumina, Inc. for the year ended December 28, 2025.

/s/ Ernst & Young LLP

San Diego, California
February 11, 2026